Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039
Celanese to Establish European
Compounding Center of Excellence in Italy

Company announces intended consolidation of compounding operations at Kaiserslautern and Wehr, Germany, and Ferrara Marconi, Italy sites

DALLAS (July 28, 2020) - Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today announced that it is establishing a European Compounding Center of Excellence at the Company’s Forli, Italy facility, which includes the intended consolidation of its compounding operations in Kaiserslautern, Germany; Wehr, Germany; and Ferrara Marconi, Italy.

Creating a European Compounding Center of Excellence aligns with Celanese’s global compounding model already in place in the Americas and Asia regions. Forli is a viable choice for this model, not only due to having the largest existing infrastructure and capabilities for specialty compounding, but also because of its physical layout which allows for future expansion, paired with existing knowledge and expertise of the Company’s extensive engineering polymers portfolio.

“The Engineered Materials business is a critical growth engine for Celanese and we continue to take the strategic steps needed to ensure the future success and expansion of this business,” said Tom Kelly, Senior Vice President, Engineered Materials, Celanese. “For this reason, Celanese today announced to employees and employee representation bodies the intention to create a European Compounding Center of Excellence in Forli, Italy, and transition the compounding operations from our Ferrara Marconi, Italy; and Wehr and Kaiserslautern, Germany sites, to the Company’s Forli, Italy facility. This action is being taken to further optimize the global manufacturing footprint of our Engineered Materials facilities as part of a long-term strategy to be the preferred partner for our customers, as well as maintain our competitive position in the specialty materials market.”

Celanese intends to consolidate the compounding production volumes from the Ferrara Marconi, Wehr and Kaiserslautern sites to the Company’s manufacturing facility in Forli to improve the overall utilization of compounding assets. Celanese will transfer respective engineered materials product items (SKUs) to the Forli facility depending on customer needs and logistical considerations with the expectation that all compounding volumes from the Ferrara Marconi, Wehr and Kaiserslautern sites will be relocated there.

Celanese expects to complete this transfer and consolidation of compounding operations in the next 12-24 months. During this timeframe inventory build, customer requalification and transfer of compounding assets will take place and key dates will be communicated to customers and employees as the effort progresses.

“We would like thank all employees at our Ferrara Marconi, Wehr and Kaiserslautern sites for the tremendous work they have performed over many years and their ongoing support transitioning the sites while maintaining a safe operating environment,” added Kelly. “We are fully committed to making this transition as smooth as possible and treating our employees with respect and dignity. Our dedicated team will work out a comprehensive social plan together with Works Council and Unions over the coming months.”

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About Celanese
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 7,700 employees worldwide and had 2019 net sales of $6.3 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.

Celanese Contacts:

Investor Relations	Media Relations - Global	Media Relations Europe (Germany)
Abe Paul	W. Travis Jacobsen	Petra Czugler
+1 972 443 4432	+1 972 443 3750	+49 69 45009 1206
abraham.paul@celanese.com	william.jacobsen@celanese.com	petra.czugler@celanese.com

Forward-Looking Statements: This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company or its customers will realize these benefits or that these expectations will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Other risk factors include those that are discussed in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.